News Release

For Immediate Release:
April 26, 2006


                        First Bank to Purchase Carthage,
                North Carolina Branch from Bank of the Carolinas


      TROY, N.C. and MOCKSVILLE, N.C. - First Bank, the bank subsidiary of First Bancorp (NASDAQ - FBNC), and Bank of the Carolinas (NASDAQ - BCAR) jointly announce today the signing of a definitive agreement whereby First Bank will purchase the Bank of the Carolinas branch located at 109 Monroe Street in Carthage, North Carolina. This branch has approximately $25 million in total deposits. The transaction is subject to regulatory approval and is expected to occur by the end of the third quarter of 2006.

      "I am very happy to be expanding our presence in Moore County," stated Jimmie Garner, Chief Executive Officer of First Bank. "Moore County is our largest market, and the citizens have been so good to us. We look forward to serving the Carthage community, and we are pleased that First Bank will have a total of eleven locations throughout Moore County available for the convenience of our customers."

      "At Bank of the Carolinas, we put our customers first in everything we do. This sale to First Bank will give our customers more convenience and our employees greater opportunities," said Robert Marziano, Chairman and CEO of Bank of the Carolinas. "We are focused on growing our franchise in a different direction, and we know First Bank's tradition of service to Moore County will enhance the Carthage community."

      Mr. Garner also addressed the current customers of the Carthage branch, "We'll be in touch with you soon regarding the details and timing of the conversion of your branch to First Bank. I thank you for the opportunity to serve you," stated Mr. Garner.


For More Information Contact:

           First Bank
           James H. Garner
           910-576-6171

           Bank of the Carolinas
           Robert Marziano
           336-751-5755